EXHIBIT 99.1

BNSF
[BNSF LOGO]

NEWS

FOR IMMEDIATE RELEASE
Contact:	Richard Russack
(817) 867-6425

BNSF Changes Pension Asset Return Assumption
and Forecasts Lower Third Quarter Earnings per Share

FORT WORTH, Texas, October 1, 2002—Burlington Northern Santa Fe Corporation (BNSF; NYSE: BNI) announced today that it will decrease its long-term return on assets assumption to 8.5 percent from 9.5 percent based on the long-term market outlook. This change will result in a non-cash increase in pre-tax pension expense of $11 million in the third quarter and $4 million in the fourth quarter.

Additionally in the third quarter, BNSF incurred one-time employee-related transition costs of $4 million (pre-tax) as part of the previously announced outsourcing agreement with IBM. Under this agreement, IBM assumed responsibility for a large portion of BNSF’s computing infrastructure.

Including these increases in operating expense and revenue losses in the third quarter due to the current work stoppage at West Coast ports and weak grain exports, the Company expects third quarter diluted earnings per share to be in the range of 50 to 52 cents.

Burlington Northern Santa Fe Corporation owns The Burlington Northern and Santa Fe Railway Company, which operates one of the largest rail networks in the United States covering 33,000 route miles in 28 states and two Canadian provinces.

Statements made in this release concerning predictions or expectations of financial or operational performance, or concerning other future events or results, are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking

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BNSF Changes Pension Asset Return Assumption, Forecasts Lower Earnings / Page 2

statements involve a number of risks and uncertainties and actual results may differ materially from that projected or implied in those statements. Important factors that could cause such differences include, but are not limited to, economic and industry conditions: material adverse changes in economic or industry conditions, both within the United States and globally, customer demand, effects of adverse economic conditions affecting shippers, adverse economic conditions in the industries and geographic areas that produce and consume freight, competition and consolidation within the transportation industry, changes in fuel prices, changes in the securities and capital markets, and changes in labor costs and labor difficulties, including stoppages affecting either BNSF’s operations or our customers’ abilities to deliver goods to BNSF for shipment; legal and regulatory factors: developments and changes in laws and regulations and the ultimate outcome of shipper claims, environmental investigations or proceedings and other types of claims and litigation; and operating factors: technical difficulties, changes in operating conditions and costs, and competition and commodity concentrations, the Company’s ability to achieve its operational and financial initiatives and to contain costs, as well as natural events such as severe weather, floods and earthquakes or other disruptions of the Company’s operating systems, structures, or equipment.

The Company cautions against placing undue reliance on forward-looking statements, which reflect its current beliefs and are based on information currently available to it as of the date a forward-looking statement is made. The Company undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event the Company does update any forward-looking statement, no inference should be made that the Company will make additional updates with respect to that statement, related matters, or any other forward-looking statement.

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